Exhibit 10.12

Summary of Compensation Payable to Named Executive Officers

Base Salary. The Compensation Committee (the “Committee”) of the Board of Directors of Yahoo! Inc. (“Yahoo”) has approved the 2010 base salaries of Yahoo’s principal executive officer, principal financial officer, and the other executive officers who were named in the Summary Compensation Table of the Company’s Proxy Statement filed with the Securities and Exchange Commission on April 29, 2009 and who are currently employed by the Company (together, the “Named Executive Officers”). The following table shows for each of the Named Executive Officers the annual base salary for 2010, which will become effective on April 1, 2010 (with the exception of the base salaries for Ms. Bartz and Mr. Yang, which are unchanged from 2009):

Name and Principal Position	Annual Base Salary ($)
Carol Bartz Chief Executive Officer	1,000,000
Jerry Yang Chief Yahoo	1
Timothy R. Morse Executive Vice President and Chief Financial Officer	525,000
Aristotle Balogh Executive Vice President, Products and Chief Technology Officer	575,000
Michael J. Callahan Executive Vice President, General Counsel and Secretary	475,000

Bonus. In addition to receiving a base salary, Yahoo’s Named Executive Officers are also generally eligible to receive an annual bonus.

Yahoo’s Named Executive Officer bonuses for 2010 will be determined under Yahoo’s Executive Incentive Plan. The Named Executive Officers’ respective target bonus opportunities (expressed as a percentage of annual base salary) under the Executive Incentive Plan for 2010 are as follows: Ms. Bartz - 200%, Mr. Morse - 100%, Mr. Balogh - 100% and Mr. Callahan - 75%. Mr. Yang will not participate in the Executive Incentive Plan. The Committee also has the ability to award discretionary bonuses from time to time in circumstances the Committee determines to be appropriate.

Long-Term Incentives. The Named Executive Officers are also eligible to receive equity-based incentives and other awards from time to time at the discretion of the Committee. Equity-based incentives granted by Yahoo to the Named Executive Officers are reported on Form 4 filings with the Securities and Exchange Commission.